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                        June 2, 2021

       Wajid Ali
       Chief Financial Officer
       Lumentum Holdings Inc.
       1001 Ridder Park Drive
       San Jose, CA 95131

                                                        Re: Lumentum Holdings
Inc.
                                                            Form 10-K for the
fiscal year ended June 27, 2020
                                                            Filed on August 25,
2020
                                                            Form 8-K filed on
August 11, 2020
                                                            File No. 1-36861

       Dear Mr. Ali:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Manufacturing